Exhibit 99.1

NEWS RELEASE

For Further Information:

AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro Chairman & CEO (312) 346-8100	Scott Eckstein Analysts/Investors (212) 827-3766 seckstein@mww.com

FOR IMMEDIATE RELEASE	NYSE: ORI
TUESDAY, JULY 1, 2014
OLD REPUBLIC REPORTS NORTH CAROLINE DEPARTMENT OF
INSURANCE ISSUANCE OF A FINAL ORDER APPROVING AMENDED
AND RESTATED CORRECTIVE PLAN OF MORTGAGE GUARANTY
INSURANCE SUBSIDIARIES

CHICAGO – July 1, 2014 - Old Republic International Corporation (NYSE; ORI) today announced that the North Carolina Department of Insurance ("NCDOI") today issued a Final Order approving the Amended and Restated Corrective Plan (the "Amended Plan") submitted jointly on April 16, 2014, by its North Carolina domiciled mortgage guaranty insurance subsidiaries - Republic Mortgage Insurance Company and Republic Mortgage Insurance Company of North Carolina ("RMIC" and "RMICNC").

RMIC and RMICNC ceased writing new business in 2011 and began running off their in force business.  They were placed under the NCDOI's administrative supervision the following year and ordered to defer the payment of 50% of all settled calims.  The rate of deferred payment obligations ("DPOs") was subsequently reduced to 40% later that year by the NCDOI.

Under the Amended Plan, RMIC and RMICNC will pay off 100% of their DPOs accrued as of June 30, 2014 and will settle all subsequent valid claims entirely in cash, without incurring any DPOs.  ORI will contribute $125 million in cash and securities to RMIC. Both subsidiaries will remain under the supervision of the NCDOI as they continue to operate in run-off mode.

The Final Order approving the Amended Plan followed an adminsitrative hearing held on June 11, 2014 by the NCDOI for consideration of the Plan.  At the Hearing the Amnded Plan was admitted into evidence and supported by the testimonies of NCDOI respresentatives and a senior RMIC executive.  Interveners representing major stakeholders in mortgage guaranty subsidiaries' policies also attended the Hearing.

The approval of the Amended Plan notwithstanding, the NCDOI retains its regulatory supervisory powers to review and amend the terms of the Amended Plan in the future as circumstances may warrant.

In making the announcement, A. C. Zucaro, Old Republic's chairman and chief executive officer, stated, "The approval of the Amended Plan affords necessary stability and support for an orderly and economically effective run-off of the mortgage guaranty book of business. We have a very good operating platform and, most importantly, a highly qualified group of associates dedicated to achieving the run-off objective.  Moreover, the continuity of ownership for an extended future period will lend further support to those objectives, and be conducive to the stable management of Old Republic's consolidated capitalization."

The complete Final Order and the approved Amended Plan have been posted on ORI's (www.oldrepublic.com) and RMIC's (www.rmic.com) websites.

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation's 50 largest publicly held insurance organizations. Its most recent financial statements reflect consolidated assets of approximately $16.8 billion and common shareholders' equity of $3.86 billion, or $14.97 per share.  Its current stock market valuation is approxiamtely $4.31 billion, or $16.55 per share.

The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields.  Its morgage guaranty and consumer credit indemnity lines have been operating in a run-off mode in recent years.

The nature of Old Republic's business requires that it be managed for the long run.  For the 25 years ended in 2013, the Company's total market return with dividends reinvested, has grown at a compounded annual rate of 12.0 percent per share. For the same period, the total market return, with dividends reinvested, for the S&P 500 Index has grown at a 10.3 percent annual compound rate. During those years, Old Republic's shareholders' equity account, inclusive of cash dividends, has risen at an average annual rate of 10.0 percent per share, and the regular cash dividend has grown at a 9.7 percent annual compound rate.  According to the most recent edition of Mergent's Dividend Achievers, Old Republic is one of just 100 companies, out of thousands considered, that have posted at least 25 consecutive years of annual dividend growth.

For the latest news releases and other corporate documents on
Old Republic International visit www.oldrepublic.com